Exhibit 99.1

Tiga Acquisition Corp. Receives NYSE Notice Regarding Late Form 10-Q Filing

SINGAPORE--(BUSINESS WIRE)--Tiga Acquisition Corp. (the “Company”) announced today that it has received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Q1 2021 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) on or prior to the due date thereof or by the extended filing due date provided by Rule 12b-25.

The NYSE informed the Company that, under NYSE rules, the Company will have six months from May 24, 2021 to file the Q1 2021 Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Q1 2021 Form 10-Q.  If the Company fails to file the Q1 2021 Form 10-Q before the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The notice from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the Company has been working diligently to complete the Q1 2021 Form 10-Q as soon as practicable; however, as a result of the considerable time and dedication of resources of the Company’s management and its outside professionals required to complete the assessment of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” issued by the Staff of the SEC (the “SEC Staff Statement”), the Company was unable to file the Quarterly Report by the prescribed due date for the Quarterly Report without unreasonable effort or expense.

The Company has concluded that based on the SEC Staff Statement, its warrants and forward purchase agreement should be classified as liabilities measured at fair value, with subsequent changes in fair value recorded in the Company’s Statement of Operations at each reporting period.

The notice from the NYSE has no immediate effect on the listing of the Company’s securities on NYSE and indicates that the company has until November 24, 2021 to regain compliance. The Company expects to file the Q1 2021 Form 10-Q well ahead of this deadline and regain compliance.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including without limitation the Company’s current expectations and intentions with respect to the filing of its Q1 2021 Form 10-Q. No assurance can be given that the filing discussed above will be completed within the time period provided for by the NYSE, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

Investor Contact:
Diana Luo, Tiga Acquisition Corp.
CFO@tigaacquisitioncorp.com